Scott L. Weber Direct: 804.775.4303	sweber@mcguirewoods.com Direct Fax: 804.698.2229

December 19, 2007

VIA E-MAIL

The Myrtles At Old Towne, L.L.C.
and
Fort Nelson Apartments, L.L.C.
c/o Prudential Real Estate Investors
8 Campus Drive
Parsippany, New Jersey 07054
Attention: Joanna Mulford
Telephone #: (973) 683-1743
Telecopy #: (973)734-1411
E-Mail Address: Joanna.mulford@prudential.com

RE: The Myrtles At Old Towne Apartments and The Heights at Olde Towne

Apartments, Portsmouth, Virginia

Dear Ms. Mulford:

This office represents Triple Net Properties, LLC (“Buyer”) in connection with that certain Purchase and Sale Agreement dated December 10, 2007 between The Myrtles At Olde Towne, L.L.C. (the “Myrtles Seller”) and Buyer (the “Myrtles Contract”), and in connection with that certain Purchase and Sale Agreement dated December 10, 2007 between Fort Nelson Apartments, L.L.C. (the “Heights Seller”; together with the Myrtles Seller, the “Sellers”) and Buyer (the “Heights Contract”; together with the Myrtles Contract, the “Contracts”). Capitalized terms used and not otherwise defined in this letter shall have the meanings given in the Contracts.

This letter is delivered to you on behalf of Buyer, pursuant to Section 7.1 of each of the Contracts, to formally exercise Buyer’s extension option with respect to the Closing under each of the Contracts. Buyer hereby extends the Closing Date under each of the Contracts to December 27, 2007, pursuant to Section 7.1 of each of the Contracts.

Notwithstanding the foregoing extension of the Closing Date, please note that Buyer is working diligently to attempt to complete Closing prior to December 27, and reserves the right to proceed to Closing prior to that date, if possible.

Pursuant to agreements between the Buyer and the Sellers, we understand that the Sellers have agreed that notwithstanding anything in the Contracts to the contrary, Buyer may deliver any additional deposit monies required in connection with the foregoing extension of the Closing Date into escrow with the Escrow Agent on Thursday, December 20, 2007. Please sign this letter in the space provided below to indicate your approval with this arrangement.

We look forward to working with you toward a successful Closing. Please feel free to call with any questions.

Sincerely,

/s/ Scott Weber

Scott Weber